Exhibit 23.2

CliftonLarsonAllen LLP CLAconnect.com

CONSENT OF INDEPENDENT AUDITOR

We consent to the use of our report dated March 25, 2025, in this Amendment No. 1 to the Registration Statement on Form S-4 of Heritage Financial Corporation, relating to the consolidated financial statements of Olympic Bancorp Inc. and Subsidiary as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, included in this Amendment No. 1 to the Heritage Financial Corporation Registration Statement dated December 2, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ CliftonLarsonAllen LLP
Bellevue, Washington
December 2, 2025